As filed with the Securities and Exchange Commission on May 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	77-0059951
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 West Tasman Drive

San Jose, California 95134-1706

(Address of principal executive offices) (Zip Code)

Options to purchase common stock granted under SignalWorks, Inc. 2001 Stock Plan and assumed by Registrant

Non-Plan Option to purchase common stock granted by SignalWorks, Inc. and assumed by Registrant

(Full titles of the Plans)

John T. Chambers

President, Chief Executive Officer and Director

Cisco Systems, Inc.

300 East Tasman Drive

San Jose, California 95134-1706

(Name and address of agent for service)

(408) 526-4000

(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	117,564(3)	$2.80	$329,179.20	$27.00

Common Stock, $0.001 par value per share	28,350(4)	$0.18	$ 5,103.00	$ 1.00

Totals	145,914	$2.29	$334,282.20	$28.00

(1)	This Registration Statement shall also cover any additional shares of Cisco Systems, Inc. Common Stock that become issuable under the SignalWorks, Inc. 2001 Stock Plan options and non-plan option (as assumed by Registrant) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options assumed by the Registrant.

(3)	Represents outstanding options to purchase shares of common stock under the SignalWorks, Inc. 2001 Stock Plan and assumed by the Registrant on May 7, 2003 in connection with the merger of SignalWorks, Inc. with and into the Registrant, pursuant to an Agreement and Plan of Merger and Reorganization by and among the Registrant, SignalWorks, Inc. and Hugh McLaughlin.

(4)	Represents shares subject to a non-plan option granted by SignalWorks, Inc. and assumed by the Registrant.

PART II

Item 3. Incorporation of Documents by Reference

Item 4. Description of Securities

Item 5. Interests of Named Experts and Counsel

Item 6. Indemnification of Directors and Officers

Item 7. Exemption from Registration Claimed

Item 8. Exhibits

Item 9. Undertakings

SIGNATURES

EXHIBIT INDEX

EXHIBIT 5

EXHIBIT 23.1

EXHIBIT 99.1

EXHIBIT 99.2

EXHIBIT 99.3

EXHIBIT 99.4

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

Cisco Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 27, 2002 filed with the Commission on September 18, 2002 (as amended on Form 10-K/A filed with the Commission on November 21, 2002) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-18225) filed with the Commission on January 11, 1990, together with Amendment No. 1 on Form 8-A/A filed with the Commission on February 15, 1990, and including any other amendments or reports filed for the purpose of updating such description; and

(d)	The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A (No. 000-18225) filed with the Commission on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Fenwick & West LLP and family members thereof beneficially own an aggregate of approximately 60,082 shares of the Registrant’s Common Stock.

Item 6.    Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended, (the “Securities Act”). The Registrant’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with each of its directors and officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit
4

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statements No. 000-18225 on Form 8-A, together with the amendments and exhibits thereto, which are incorporated herein by reference pursuant to Items 3(c) and 3(d).

5	Opinion and consent of Fenwick & West LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5).

24	Power of Attorney. Reference is made to Page II-3 of this Registration Statement.

99.1	SignalWorks, Inc. 2001 Stock Plan.

99.2	Form of SignalWorks, Inc. Incentive Stock Option Agreement.

99.3	Form of SignalWorks, Inc. 2001 Stock Plan Exercise Notice.

99.4	Form of Stock Option Assumption Agreement.

Item 9.    Undertakings.

A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the SignalWorks, Inc. 2001 Stock Plan (as assumed by Registrant).

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 30, 2003.

Cisco Systems, Inc.

By:	/S/ JOHN T. CHAMBERS

John T. Chambers, President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Cisco Systems, Inc., a California corporation, do hereby constitute and appoint John T. Chambers, President, Chief Executive Officer and Director, Dennis D. Powell, Senior Vice President and Chief Financial Officer and Mark Chandler, Vice President, Legal Services, General Counsel and Secretary, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JOHN T. CHAMBERS	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2003

John T. Chambers

/S/ DENNIS D. POWELL	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2003

Dennis D. Powell

/S/ JOHN P. MORGRIDGE	Chairman of the Board and Director	May 30, 2003

John P. Morgridge

/S/ DONALD T. VALENTINE	Vice Chairman of the Board and Director	May 30, 2003

Donald T. Valentine

Signature	Title	Date

/S/ LARRY R. CARTER	Senior Vice President and Director	May 30, 2003

Larry R. Carter

/s/ CAROL A. BARTZ	Director	May 30, 2003

Carol A. Bartz

/S/ CARLETON S. FIORINA	Director	May 30, 2003

Carleton S. Fiorina

	Director	May 30, 2003

Dr. James F. Gibbons

/S/ DR. JOHN L. HENNESSY	Director	May 30, 2003

Dr. John L. Hennessy

/S/ JAMES C. MORGAN	Director	May 30, 2003

James C. Morgan

/S/ ARUN SARIN	Director	May 30, 2003

Arun Sarin

/S/ STEVEN M. WEST	Director	May 30, 2003

Steven M. West

/s/ JERRY YANG	Director	May 30, 2003

Jerry Yang

EXHIBIT INDEX

Exhibit No.	Exhibit

4

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statements No. 000-18225 on Form 8-A, together with the amendments and exhibits thereto, which are incorporated herein by reference pursuant to Items 3(c) and 3(d).

5	Opinion and consent of Fenwick & West LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5).

24	Power of Attorney. Reference is made to Page II-3 of this Registration Statement.

99.1	SignalWorks, Inc. 2001 Stock Plan.

99.2	Form of SignalWorks, Inc. Incentive Stock Option Agreement.

99.3	Form of SignalWorks, Inc. 2001 Stock Plan Exercise Notice.

99.4	Form of Stock Option Assumption Agreement.